Exhibit 99.2

Quanergy Systems, Inc.

Third Quarter 2022 Earnings Conference Call

November 14, 2022

CORPORATE PARTICIPANTS

Ryan Gardella, Vice President of Investor Relations

Kevin Kennedy, Chairman and Chief Executive Officer

Patrick Archambault, Chief Financial Officer

PRESENTATION

Speaker: Ryan Gardella

Thank you.

Good afternoon, and welcome to Quanergy’s Third Quarter 2022 Earnings Call. Today we’ll be discussing the results announced in our press release earlier this afternoon. Joining us from the Company is Chairman and CEO, Kevin Kennedy, and CFO, Patrick Archambault.

Today’s call will include a review of the Company’s operational progress and financial results achieved during the third quarter of 2022. Quanergy has also posted presentation to the Investors section of its website that accompanies today’s call. We encourage investors to access this presentation, as management will reference the contents in today’s call.

As a reminder, this conference call contains statements about future events and expectations which are forward-looking in nature. Statements on this call may be deemed forward-looking, and actual results may differ materially. For a full list of risks inherent to the business and the Company, please refer to the Company’s annual report on Form 10-K, Form 10-Q, and other reports filed with the SEC. Quanergy undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances that occurred after the call.

Today’s call broadcasts will include non-GAAP financial measures within the meaning of the SEC Regulation G. When required, a reconciliation of all non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP can be found in today’s press release and presentation.

Now, I’d like to turn the call over to Kevin Kennedy, Chairman and CEO of Quanergy.

Speaker: Kevin Kennedy

Good afternoon and thank you for joining us on today’s call.

Starting on slide 3, our third quarter results reflect the acceleration of trends that we had discussed in our Q2 2022 earnings call.

First, revenues were delivered at the high end of the guidance range at $2.3 million, which is over 100% year over year growth. I am also pleased to report that our last 12 months bookings, which we define as non-cancellable orders expected to be delivered within12 months of purchase order receipt, grew over 150% year over year. We’re now entering the fourth quarter with a record amount in orders that have been booked but not yet fulfilled. This level of bookings positions Quanergy strongly for revenue fulfillment in 2023.

As further evidence of the constructive demand environment, I would highlight two additional metrics:

•	First, we saw a healthy 72% year-over-year increase in the number of units shipped, which set a record for most shipped units in the last 7 quarters since Q1 2021.

•	Second, the average deal size also continued to grow this quarter, reaching record levels and representing a more than 2.5 times increase over our average deal size a year ago.

These growth metrics are the result of strong demand from our target IoT market, which includes security for critical infrastructure, flow management solutions for smart infrastructure and spaces, and select industrial applications. The growth we saw in Q3 2022 gives us confidence that we have the right technology for our target market and the right sales strategy to land and expand blue chip customers.

Next, we continue to see improvements with the supply chain and the ramping of our new contract manufacturing partner, Fabrinet.

In addition to far better visibility into lead times, parts that were previously hundreds or even thousands of dollars over their original cost have begun to move back toward more normal levels, and we expect this trend to continue. Additionally, our engineering teams have continued to make progress in designing out parts that were particularly expensive or hard to get.

In September, we announced a partnership with Fabrinet as our primary contract manufacturer. We selected Fabrinet because of their scale, flexibility and proven ability to scale complex manufacturing processes with the highest quality standards. We can report that as of now, Fabrinet manufactured 42% of our sensors during Q3 (up from 24% in Q2), and we expect them to produce an even greater share in Q4 and subsequent quarters.

The number of units we shipped during the third quarter was the highest in seven quarters, so our production velocity is improving. Our non-GAAP adjusted gross profit in the quarter improved from the second quarter and was positive notwithstanding the impact of an adverse PPV cost for the quarter. We believe that these metrics support for our view that the supply chain environment is improving, that we chose the right contract manufacturing partner for our needs, and that we have a clear pathway to continued gross profit improvement.

Next, I would like to discuss our capital raising activities. First, in early November, we closed a $16.7 million underwritten public offering. This offering generated $15.4 million of net proceeds after underwriting expenses. Second, we received $1.7 million from a drawdown from the GEM Share Subscription facility on October 3rd. Both of these financing events happened after the end of our third quarter, so they are additive to our cash balance as of September 30th.

We are also taking actions to streamline our cost structure, with the goal of accelerating our timeline to profitability. On October 3rd, we implemented a restructuring plan that included:

•	A headcount reduction of approximately 11%;

•	The refocusing of solid-state engineering work on a next-generation, high resolution architecture; and

•	The cessation of development work on our first generation OPA architecture.

Our work to streamline our cost structure is continuing, and we expect to take further actions in Q4.

Flipping to slide 4, next, I want to highlight some of our recent work in automating critical infrastructure security. We have deployed our security-focused solutions at nearly one hundred sites globally, including a variety of government facilities, police stations, airports and metro stations. Our software and sensor solutions deliver powerful operational outcomes by reducing false alarms by up to 95% and providing the longest classification range available today in the industry. Financially, our products give customers a distinct advantage by providing a 3-4 times reduction in total cost of ownership versus alternatives. We had a number of important wins in the quarter, including an expansion at a top three datacenter provider, a new win with a power utility in New Mexico and police stations in Northern Europe, to name a few.

Moving on to slide 5, just a few more examples of our customer traction in the quarter. During Q3, we worked with a leading cloud service provider to enhance security across global datacenters, reduce false alarm rates and lower guard personnel costs. We believe this single customer could potentially represent a $60 million revenue opportunity over these next three years. We have already received orders for the first nine locations from this customer.

We are also working with a top digital media company to optimize their office space utilization, as well as improve in-store experiences and conversion rates, which we believe could potentially represent a $30 million revenue opportunity over two years. We are currently working on their initial orders for office and store locations and expect a contract for a broader rollout to be executed this quarter.

Finally, we are working with a number of robot OEMs to increase automation and efficiency. We estimate the total revenue opportunity in this sector could potentially be over $100 million over three years. In the last 12 months, we have unseated incumbent vendors in more than 10 accounts, so we are making real and measurable progress in this industrial market.

Moving on to slide 6, we are continuing to invest aggressively in our product portfolio, both in terms of software and sensor innovations. On the software side, in Q3 we released the latest version of our QORTEX 3D perception software platform. QORTEX 2.3 provides a number of new intelligent features that are designed to increase accuracy and reduce false alarms – critical objectives in physical security and flow management use cases. For example, with QORTEX 2.3, our system is smart enough to ignore harmless movements like leaves blowing in the wind or detect when an intruder masks one of our sensors with a bag or bucket coated with black paint, and continuously track an object as it moves behind a wall and out the other side.

On the hardware side, we are focusing much of our engineering resources on next-generation sensors tailored to the needs of industrial customers. We are designing these sensors to detect objects at longer range, to be more accurate and more cost effective than existing options. This allows our industrial customers to run their robots faster in more complex environments, whether indoors or outdoors, which increases efficiency and productivity. We expect these new sensors to be introduced through the first half of 2023.

Before I turn the call over to Pat, let me offer the following observations.

First, we are clearly in a growth mode. We are addressing tangible IoT markets and driving bookings growth of over 150% year-over-year.

Second, the supply chain situation is improving, and we have chosen the right contract manufacturing partner to help us scale. This translates into improved conversion of bookings to revenue and doing so at increasingly favorable gross margins.

Third, we are taking proactive steps to strengthen our balance sheet and further streamline our cost structure in order to support our strategic growth plan.

And finally, we are executing to plan. Our Q3 revenues came in at the high end of guidance, and we are focused on continued achievement of our stated objectives.

With that, I will now turn the call over to Pat for a review of our financials. Pat?

Speaker: Patrick Archambault

Thank you, Kevin, and thanks everyone for joining us.

Let me start on page 7 with a summary of our booking momentum, which we believe is a helpful indicator of customer demand for our solutions. We ended the third quarter with trailing 12-month bookings of $10.8 million, representing year-over-year growth of 154%. For comparative purposes we also show our bookings in 2021 which increased 132% over 2020 so you can see a nice acceleration there which we believe is an important leading indicator for revenue.

So on revenue let’s now turn to slide 8. For the third quarter, our revenue was $2.3 million, which represents an increase of 104% from the year prior period and a 92% increase sequentially. We should also mention that this is the highest level of revenue we have seen in 16 quarters. Notably both aggregate 9-month revenue and 3rd quarter revenue were up over 100%, which we should mention is consistent with the mid-point of our annual revenue guidance for 2022. This quarter we saw our geographic revenue from the Americas, Asia and EMEA representing 76%, 16% and 7%, respectively. As Kevin mentioned, our conversion from revenue to backlog was less constrained this quarter by supply chain issues, and we expect that headwind to abate further as we move into 2023.

Moving on to our gross profit trends, which you can find on slide 9. Our non-GAAP adjusted gross profit, which excludes the impact of stock-based compensation, was $12 thousand compared to $165 thousand in the year prior period. Non-GAAP adjusted gross profit was negatively impacted by $697 thousand of purchasing surcharges expensed in Q3. For the nine months ended of the year, non-GAAP adjusted gross profit was negative $901 thousand, versus $237 thousand in the same period of 2021. This reflects the fact that transient purchasing surcharges were more elevated last quarter. As Kevin mentioned, we expect to continue to see gross profit improvements driven by an increased manufacturing contribution from our contract manufacturer, better availability and pricing of certain components, top line leverage from higher sales, and improved sales mix of high margin software.

Next, I would like to address our adjusted EBITDA and operating expenses in the quarter, which you can find on slide 10. Our adjusted EBITDA in the quarter was negative $12.3 million, compared with negative $6.1 million in the year prior period. And on a nine-month ended basis, our adjusted EBITDA in 2022 was negative $35.3 million, versus $19.5 million in the prior year period. The key driver of this was increased costs to support our sales growth and product portfolio as well as public company costs which were not present last year. As such our non-GAAP operating expenses increased to $12.6 million for the quarter from $6.5 million for the same period last year, and $35.1 million for the nine months of this year up from $20.5 million in the year prior period.

Finally on slide 10, I wanted to discuss our liquidity trends. At the end of the third quarter, we had cash and cash equivalents and restricted cash of $7.1 million. However, we had two events following the end of the quarter that have increased this amount since. First, On October 3rd, we settled a drawdown from our GEM share subscription facility which resulted in cash proceeds in $1.7 million. And on November 2, as you may have seen, we closed an underwritten public offering for net proceeds of approximately $15.4 million, after deducting underwriting discounts and commissions.

Turning to slide 11, we would like to take a moment to address the cost side of the equation. As many of you may know we have about half the quarterly burn rate of the LiDAR peer group. In October we announced and executed on a surgical restructuring plan which reduced our headcount by approximately 11%. Going forward management expects to further streamline costs through a series of measures that are expected to be mostly completed in the fourth quarter.

Looking at the chart on the right, you can see that our ratio of quarterly burn rate to revenue has gone down during the year driven mostly by revenue growth. We expect this ratio will continue to go down driven by a continued increase in sales on a more streamlined cost structure.

Finally, on slide 12, I would like to speak to our financial outlook. We are reiterating our bookings guidance of $14 million - $18 million for the full year of 2022 as well as our revenue guidance of $7 million to $9 million for 2022. We should note that both of these ranges represent greater than 100% growth at the midpoint. While we are not speaking to 2023 quite yet, we are encouraged by the run rates and believe directionally the business is moving in the right direction to deliver results.

We were pleased with our execution in the quarter which benefited from continued demand momentum and some abating of supply chain and manufacturing transition issues allowing for greater conversion of bookings into revenue. We believe that all of these factors position us well for sustained growth for the balance of the year and into 2023. I want to thank you all for joining and we look forward to updating the financial community on our next call.

And with that, I’ll turn it back to the operator.